Exhibit 10.5
APOLLO FIG CARRY POOL AGGREGATOR, L.P. AND
APOLLO MANAGEMENT HOLDINGS, L.P.
9 West 57th Street
New York, NY 10019
FIG Incentive Program Award Letter
[Date]
Dear [Name]:
Apollo Global Management, Inc. and its subsidiaries (together, “AGM”) have established Apollo FIG Carry Pool Aggregator, L.P. (the “Partnership”) as part of the FIG incentive program.
The purpose of the Partnership is to hold, through one or more intermediate pooling vehicles (the “FIG Intermediate Pooling Vehicles”), indirect interests in certain Fund general partners, managing members, managers or other entities (“FIG Fund GPs”) in order to derive cash or other revenues therefrom that are attributable to carried interest, incentive allocations, performance allocations or similar performance-based compensation (collectively, “Carried Interest Revenues”) received by such FIG Fund GPs from Funds managed, sponsored or advised by AGM, and to distribute such amounts to the Partnership’s partners in accordance with the terms and conditions of the Partnership Agreement (such FIG Fund GPs, the “Partnership FIG Fund GPs”).
Other FIG Fund GPs are the source of Carried Interest Revenues in respect of which amounts are paid to participants outside the Partnership by subsidiaries of AGM (and, for employees, paid via payroll and subject to applicable withholding) (“Non-Partnership FIG Fund GPs”). The FIG Intermediate Pooling Vehicles will generally not be admitted as partners or members of Non-Partnership FIG Fund GPs.
We are pleased to have your participation in the FIG incentive program and to award you the right to receive amounts in respect of one or more Non-Partnership FIG Fund GPs as set forth on Schedule I. This Award Letter confirms the award to you of a number of points representing the right to receive payments in respect of Non-Partnership FIG Fund GPs (“Points”), with such amounts paid via payroll and subject to applicable withholding. Because your participation in the FIG incentive program is limited to Non-Partnership FIG Fund GPs, you are not being admitted as a limited partner of the Partnership and hold no equity interests hereunder. Payments in respect of Points will be made by your employer, Apollo Management Holdings, L.P. (“AMH”).
Payments in respect of your Points are payments of discretionary performance compensation additional to your base salary or drawings. The value of any Points, and the amount of any payments with respect thereto, will depend on numerous factors, including but not limited to relevant market conditions, the performance of the Funds and their underlying investments, and the performance of AGM’s other employees.

Capitalized terms used but not defined in this Award Letter have the meanings ascribed to them in Annex A.
A.    Your Point Award
Points are issued in various tranches of interests, each of which reflects indirect interests in different underlying FIG Fund GPs. You are being granted, as of the Point Award Date shown on the attached Schedule I, the number of Points noted on such Schedule I. The FIG Fund GPs associated with your tranche are listed on such Schedule I.
Your Points entitle you to a share of the Carried Interest Revenues derived from Non-Partnership FIG Fund GPs, which amounts will be paid to you outside the Partnership in accordance with the same principles that govern Carried Interest Revenues received by the Partnership. Your Points are subject to the terms and conditions set forth in this Award Letter. Any Points granted to you in the future shall be evidenced by and subject to a separate Award Letter.
You are entitled to payments in respect of your Points to the extent that relevant associated distributions have been received by FIG Fund GPs since [Date], in each case subject to the terms and conditions hereunder and any Reimbursement Agreement (as defined below).
B.    Retirement and Forfeiture
Your Points are not subject to vesting and will terminate upon the termination of your employment or service with AMH or the relevant Affiliate, regardless of the reason for such termination. For avoidance of doubt, you will not receive any payments under this Award Letter at any time following the termination of your employment. In addition, your Points shall be reduced automatically to zero as the result of your commission of a Bad Act or if you violate the restrictive covenants applicable to you. Any such reduction shall be effective as of such date or such subsequent date as may be determined by AMH; provided that AMH may, in its sole discretion, agree to a lesser reduction (or to no reduction) of your Points.
C.    Clawbacks
Any payments you receive in respect of your Points shall be provisional and contingent, rather than fully earned or crystalized. Such amounts shall remain subject to repayment, to the extent of your proportionate share, in the event of a clawback by a Fund from an associated FIG Fund GP to which such payments were attributable. In addition, as reflected in the reimbursement agreement you are required to enter into in connection with accepting your Points (the “Reimbursement Agreement”), a portion of the distributed Carried Interest Revenues (the “Carried Interest Distributions”) that otherwise would have been made by a Fund and received as payments by you may be withheld by AMH or an Affiliate to defray an actual or potential general partner giveback obligation in respect of Carried Interest Distributions (whether in respect of the Partnership, a FIG Fund GP or another relevant entity), if AMH or the relevant Affiliate or FIG Fund GP determines reasonably and in good faith that such withholding is appropriate to avoid subjecting the prompt collection of your share of such general partner giveback obligation to possible delay, impediment, hindrance or risk. Distributions of whatever kind or character, whether in cash or other rights or property, at any time owing or payable to you in respect of or on account of your interest in a Co-Investors (A) Entity (or its equivalent)

with respect to any Fund may also be withheld reasonably and in good faith for the same purposes. Any such withholding shall be proportionate to your actual or potential liability in respect of such obligations, as determined by AGM, an Affiliate or the applicable FIG Fund GP reasonably and in good faith consistent with the Reimbursement Agreement. In the event that any FIG Fund GP with respect to which you receive payments under FIG (including payments made outside the Partnership) becomes subject to clawback to a Fund, which could happen many years after you receive a payment, you hereby agree that you will be required to repay your applicable giveback/clawback share to an applicable Affiliate. The maximum amount that you would potentially be required to repay under a clawback will be based on how the clawback is calculated at the underlying Fund to which the clawback relates. You hereby agree to repay any such amounts promptly following the request therefor from the applicable Affiliate or its designee and agree to indemnify such persons against any legal fees they incur as a result of your failure to comply with such requirement. Accordingly, your right to retain amounts received by you in respect of your Points (including in respect of Non-Partnership FIG Fund GPs) is provisional and subject to the condition subsequent that such amounts do not become subject to clawback. You acknowledge that your ability to retain your Points (and any rights thereunder) is contingent on your having executed the Reimbursement Agreement in support of your obligations under this paragraph.
D.    Recoupment Policy
To the extent mandated by applicable law, stock exchange or accounting rule and/or as set forth in a written recoupment policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by AGM or an Affiliate, Points awarded hereunder and amounts paid in respect of Points shall be subject to such law or policy.
E.    Miscellaneous
1.    The Partnership Agreement, this Award Letter, and related documentation and rights are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), or, if and to the extent subject to Code Section 409A, to comply therewith. Accordingly, to the maximum extent permitted, such documents shall be interpreted and be administered to be in compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, no payments owing by reason of termination of employment or service hereunder shall be due until you would be considered to have incurred a “separation from service” from AGM and/or its Affiliates within the meaning of Code Section 409A. Any payments that are due within the “short-term deferral period” or fall within the “separation pay exemption” within the meaning of Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid to you from AGM and its Affiliates, whether pursuant to the Partnership Agreement or otherwise that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in the Partnership Agreement or otherwise, to the extent that any payments to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A on account of your being a “specified employee” within the meaning of Code Section 409A, the payments shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) your death. In no event shall AGM or any of its Affiliates (or any employee, officer, director, partner, principal, member, shareholder, representative, or agent thereof) have any liability to you or any other Person due to any failure of the Partnership or any associated documentation to satisfy the requirements of Code Section 409A, and you shall indemnify AGM and its Affiliates (and any agent thereof), and hold them all harmless (including with respect to their attorneys’ fees and costs) if you or your representatives allege any such liability.
2.    No officer, director, employee or agent of AGM or any of its Affiliates shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to the Partnership, your award of Points or any associated documentation.
3.    The powers vested by the Partnership Agreement in the general partner of the Partnership to manage, administer and enforce the provisions of the Partnership Agreement and any award letters issued pursuant to the Partnership Agreement, together with (i) the fiduciary standards applicable to the exercise of such powers as set forth in the Partnership Agreement and (ii) the rights to indemnification set forth in the Partnership Agreement, are incorporated by reference in order to apply, as if contained herein, to AMH and the general partner of the Partnership in relation to all of their activities with respect to the program described in this Award Letter. You acknowledge that you have received a copy of the Partnership Agreement for informational purposes. Without limiting the foregoing, AMH shall have the discretion to construe, interpret, and apply the terms of this Award Letter, including but not limited to its terms regarding your eligibility for any Points; the issuance or forfeiture of any Points; the payments issued in connection with any Points; and/or the clawback of any payments. AMH’s determinations regarding this Award Letter and Points shall be final, binding and conclusive on all persons and entities to the maximum extent permissible under law, and any reviewing arbitrator (and/or court) shall defer to the determinations of AMH to the maximum extent allowable.
4.    AGM may, in its sole discretion, decide to deliver any documents related to your Points and any associated documentation by electronic means or to request your consent to participate in any of the foregoing by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate therein through an online or electronic system established and maintained by AGM, an Affiliate or a third party designated thereby.
5.    This Award Letter is governed by and is to be construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. Any disputes will be resolved by binding arbitration on the same terms (other than those regarding governing law) that apply to individuals who are admitted as partners of the Partnership as described in the Partnership Agreement. This Award Letter is binding on and enforceable against AMH and you. Except as otherwise described herein, this Award Letter may be amended only with the consent of each party hereto. Notwithstanding the foregoing, this Award Letter may be modified, changed or terminated at any time if such adjustment is necessary or advisable in light of tax, accounting or regulatory considerations, as determined by AMH. AMH may provide copies of this Award Letter to other

Persons. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
6.    This Award Letter shall not be construed as creating a trust, partnership, or other association. The program described in this Award Letter has no assets, and your Points shall not be treated as property or as a trust fund of any kind. References to your Points in this Award Letter are solely as a device for the determination of any payments to be made. You shall have only the rights of a general unsecured creditor of AMH with respect to amounts credited and payable, if any, under this Award Letter in respect of your Points, and rights no greater than the right to receive any such amounts as a general unsecured creditor with respect to such amounts, as and when payable hereunder.
7.    You may not transfer, sell, pledge, hypothecate or assign your Points, and an attempt at any such action will result in your Points being immediately forfeited. Any such forfeiture shall be without payment of any consideration.
8.    This Award Letter shall be deemed confidential information and you shall not make any use of such confidential information (other than for purposes reasonably related to your tax filing obligations) or disclose to any Person any information or matter relating to the Award Letter.
9.    By signing below, you agree to adhere to and be bound by a customary and standard undertaking to reimburse any Affiliate of AGM for any distribution or payment made (including outside the Partnership) that is attributable to your giveback/clawback share of any clawback payment or partner giveback payment, as evidenced by the Reimbursement Agreement. In furtherance of the foregoing, in consideration of the award of Points to you hereunder, you are deemed irrevocably to make, constitute and appoint AMH with full power of substitution, as your true and lawful representative and attorney-in-fact, and in your name, place and stead, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish any agreement required to further the purposes of this Award Letter or the Reimbursement Agreement and any amendment thereto. This power of attorney is intended to secure a proprietary interest of AMH and the performance of your obligations hereunder.
[Signature Page Follows]

Sincerely yours,
APOLLO MANAGEMENT HOLDINGS, L.P.
By:    Apollo Management Holdings GP, LLC, its general partner
By:
Name:
Title:
Acknowledged and Agreed:
APOLLO FIG CARRY POOL AGGREGATOR, L.P.
By:    Apollo FIG Carry Pool Aggregator GP, LLC
its general partner
By:
Name:
Title:
Acknowledged and Agreed:
By:

Name:

Annex A
Definitions
“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include portfolio investments (except with respect to Bad Acts).
“Bad Act” means your:
(i)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(ii)    commission of an intentional and material breach of a material provision of a written Apollo Code of Ethics (other than any Apollo Code of Ethics adopted after the date of this Award Letter with the primary purpose of creating or finding “Bad Acts”);
(iii)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(iv)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made reasonably and in good faith in connection with your performance of duties to AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(v)    conviction of a felony or plea of no contest to a felony charge, in each case, if such felony relates to AGM or any of its Affiliates;
(vi)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(vii)    embezzlement from AGM or any of its Affiliates or interest holders; provided, however, that:
(a)    you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv); and
(b)    during the pendency of any felony charge under clause (v), AGM and its Affiliates may suspend payments in respect of your Points, and if (I)
Annex A

you are later acquitted or otherwise exonerated from such charge, or (II) your employment or service with AGM or its applicable Affiliate does not terminate, then AGM or its applicable Affiliate shall pay to you all such accrued but unpaid amounts with respect to your Points, with interest calculated from the date such payments were suspended at the prime lending rate in effect on the date of such suspension.
“Co-Investors (A) Entity” means an investment vehicle formed by AGM or any of its Affiliates to facilitate the investment in any Fund by employees or partners of AGM or its Affiliates and their related parties.
“Fund” means any pooled investment vehicle or managed account advised or managed by the applicable FIG Fund GP and each “Parallel Fund” of such Fund within the meaning of the Fund LP Agreement of such Fund. Such term also includes each alternative investment vehicle created by a Fund and/or any such Parallel Fund, to the extent the context so requires.
“Fund LP Agreement” means the limited partnership agreement of any Fund, as in effect from time to time, and, to the extent the context so requires, the corresponding constituent agreement, certificate or other document governing each such Fund.
“Partnership Agreement” means the amended and restated exempted limited partnership agreement of the Partnership (as the same may be amended or modified from time to time).
“Person” means any natural person or entity.

Annex A-2

Schedule I

FIG
Number of Points Awarded: [_____]
Point Award Date: [______]
Points in respect of the following FIG Fund GPs:
    [___________]

Schedule I